Exhibit 99.1




4  October  2005




To:      The Board of Directors, The Chief Executive Officer and the Chairman of
           the Board.
         Fischer-Watt Gold Company

From:    Jorge E. Ordonez C.
         Resigning Independent Board Member


Gentlemen:

This is my resignation, to be effective immediately, as an Independent Board Member of the Board of Directors of Fischer - Watt Gold Company. My decision is based on the following disagreements with management which I have repeatedly voiced verbally, at board meetings and in writing:

Board Independence.

Non-existent; the Board of Directors is overwhelmingly controlled by management directly; opinions expressed in the board by any of the very few independent directors are not easily taken into account; I have repeatedly informed management of this serious board deficiency to no avail. In actual fact, the tendency is for the board to become almost totally management dependent.

Corporate Governance.

For virtually all of this year, management has chosen to disregard my repeated pleas for the implementation of a proper corporate governance and care in the affairs of the company. Some e-mails to management go unanswered with no explanation.

Corporate Finance.

Management has not shown good financial management, particularly as regards the shareholders monies which are entrusted to the company; it is careful in looking after the financial well-being of management and slightly less so in the financial situation of the company.

Board Meetings.

Held preferentially when I am not able to attend and at times cancelled on last minute notice when I am able to be present. Board meeting minutes are very rarely presented at the following board meeting; I was informed telephonically that the minutes of most of this year's board meetings were to be "prepared" by the company management because they have not been done for a very long time and of course, they have not been duly approved by the board; in effect the minutes for the board minutes from 2001 to 2005 have just been received by e-mail. For this reason, I hereby expressly inform you that all Minutes of Board Meetings thus prepared and / or approved are unacceptable to me as an independent board member; in addition, I am particularly in total disagreement with all discussions and actions taken at board meetings in which I was not present.

Company Business.

Most importantly and unfortunately, management has generally been unproductive in the pursuit of potential business opportunities; this is most serious in these times of good metal prices and, potentially, a breach of management's fiduciary duty to shareholders.


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Sarbanes - Oxley Compliance.

Not a priority item with management, I understand that the company's outside legal counsel has also expressed some concern with this item.

Information.

As of 23 September 2005, the company's ticker symbol has been labeled "E" due to delinquency in the required filings with the SEC; as a board member, I believe that I should have been informed by management opportunely of this problem and on how this will be properly addressed, to this date, after two weeks of the problem's occurrence I have not been informed by management of either.

I request an immediate confirmation of this letter of resignation.


/s/ Jorge E. Ordonez C.
Original signed by Jorge E. Ordonez C.